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REPORT AND CONSENT OF INDEPENDENT AUDITORS

                  We consent to the incorporation by reference in this Annual Report (Form 10-K) of Lazare Kaplan International Inc. and subsidiaries of our report dated July 8, 1997 included in the 1997 Annual Report to Stockholders of Lazare Kaplan International Inc. and subsidiaries.

                  Our audits also included the consolidated financial statement schedule of Lazare Kaplan International Inc. and subsidiaries listed in Item 14(a)2. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                  We also consent to the incorporation by reference in the Registration Statements No. 33-20528, No. 33-37617 and No. 33-57560 of Lazare Kaplan International Inc. on Form S-8 pertaining to the 1988 Stock Option Incentive Plan, of our report dated July 8, 1997 with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Lazare Kaplan International Inc.

Ernst & Young LLP

New York, New York
August 26, 1997







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